LAS VEGAS—(BUSINESS WIRE)—July 26, 2006—Cash Systems, Inc. (NASDAQ: CKNN - News), a provider of cash access solutions for the gaming industry, announced today that it has entered the Chickasaw Nation’s newest gaming facility, Riverwind Casino. Cash Systems provides the casino with a complete line of cash access services including the all-in-1 atm, credit card cash advance, debit card cash advance and check cashing.

Riverwind Casino, located in Norman, Oklahoma, opened on July 17, 2006 and includes 2,300 electronic gaming devices and 50 table games throughout 219,000 square feet of space. Riverwind Casino is one of 15 gaming centers owned and operated by the Chickasaw Nation.

Michael Rumbolz, Chairman and Chief Executive Officer of Cash Systems, said “Riverwind Casino is a beautiful facility that will further elevate the gaming market in Oklahoma. Today’s announcement reflects our commitment and dedication to product innovation and customer service, which continues to strengthen our relationships with important customers like the Chickasaw Nation.”

About Cash Systems, Inc.

Cash Systems, Inc., located in Las Vegas, with additional offices in San Diego and Minneapolis, is a provider of cash-access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.

This press release may contain forward-looking statements, including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company’s plan of operation, changes in the Company’s anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10K and 10Q. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.